Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-259074) on Form S-3 and the registration statement (No. 333-193833) on Form S-8 of our reports dated August 25, 2022, with respect to the consolidated financial statements of Malibu Boats, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Knoxville, Tennessee
August 25, 2022